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                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-112074) and related Prospectus of Cepheid for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2003, except for Note 16, as to which the date is March 4, 2003, with respect to the consolidated financial statements and schedule of Cepheid included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP



Palo Alto, California
January 27, 2004